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Pooled Results of Early Endpoints from Phase 3 Trials of Genasense® in Advanced Melanoma Presented at ASCO

BERKELEY HEIGHTS, NJ – June 6, 2010 – Genta Incorporated (OTCBB:  GETA.OB) announced today the presentation of combined data on early endpoints from the Company’s randomized Phase 3 trials of Genasense® (oblimersen sodium) Injection plus chemotherapy in patients with advanced melanoma.  The presentation included a “pooled analysis” that assessed combined efficacy results for the endpoints of overall response and progression-free survival from both studies.  The data were presented today at the 2010 annual meeting of the American Society of Clinical Oncology (ASCO) in Chicago, IL.

Genta has conducted two Phase 3 randomized controlled trials of chemotherapy with dacarbazine (DTIC) with or without Genasense, known as GM301 and AGENDA, which comprised a total of 1,085 patients.  AGENDA was designed to confirm results from GM301 that showed increased survival in patients with low-normal baseline levels of a biomarker (lactate dehydrogenase [LDH]).  Initial results did not show a statistically significant difference in early endpoints (overall response and progression-free survival).  However, AGENDA was powered to detect differences in overall survival, and the late endpoints of overall survival and durable response are currently being collected in blinded followup.

The statistical analysis plan for AGENDA prospectively specified a “pooled analysis” that combined final results for overall survival from both studies.  Today’s presentation featured exploratory analyses using combined data on the early endpoints that are currently available, using both the intent-to-treat (ITT) populations (i.e., all patients in both studies), as well as the patients with low-normal LDH from GM301, as presented in the tables below.

Overall Response	GM301		AGENDA
Observed	Intent-to-Treat	Low-Normal LDH	Low-Normal LDH
Genasense/DTIC	13.5%	20.8%	17.2%
DTIC	7.5%	7.2%	12.1%

Pooled Analysis	Intent-to-Treat	Low-Normal LDH
Genasense/DTIC	14.5%	19.0%
DTIC	8.9%	9.9%
P	0.004	0.002

Progression-Free Survival	GM301		AGENDA
Observed	Intent-to-Treat	Low-Normal LDH	Low-Normal LDH
Hazard ratio	0.75	0.58	0.85

Pooled Analysis	Intent-to-Treat	Low-Normal LDH
Hazard ratio	0.78	0.71
P	0.0004	0.0004

“In both trials, all efficacy endpoints were numerically superior in patients who received Genasense plus chemotherapy compared with patients who were treated with chemotherapy alone”, said Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development, and Chief Medical Officer.  “The pooled analysis of data from more than 1,000 patients supports observations from the individual trials that the addition of Genasense to DTIC is associated with an increase in overall response and improvement in progression-free survival.  However, unlike survival and durable response, these early endpoints are not established for regulatory purposes as demonstrating clinical benefit in this population.  We expect to complete the blinded followup for overall survival and durable response from AGENDA in the first quarter of 2011, and we look forward to those results.”

About AGENDA

AGENDA is a global, Phase 3, randomized, double-blind trial in patients with advanced melanoma.  A total of 314 patients were enrolled in AGENDA, which employed a biomarker (low-normal LDH) to define those patients who derived maximum benefit during the preceding GM301 study.  Data from GM301 — which comprised 771 patients and included 274 patients with low-normal LDH — were used to establish projections for the AGENDA trial.  Safety results from AGENDA were similar to those reported for GM301.  A scientific article that describes efficacy and safety results from GM301 can be accessed at: http://www.jco.org/cgi/content/abstract/JCO.2006.06.0483v1.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  Genasense® is being developed as an agent that may enhance the effectiveness of anticancer therapy.  The Company is currently collecting long-term followup data on durable response and overall survival from the recently completed randomized Phase 3 study of Genasense® in patients with advanced melanoma (the AGENDA trial).  The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Genta has initiated a broad clinical program to evaluate the safety and efficacy of tesetaxel in patients with solid tumors.  In the U.S., Genta is exclusively marketing Ganite® (gallium nitrate injection), which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, or the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2009 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

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